Exhibit 99-a

March 31, 2004

INVESTOR RELATIONS                                    For more information call:
1-800-241-3419                                                     Jeff Battcher
                                                           BellSouth Corporation
                                                                  (404) 249-2793
                                                     jeff.battcher@bellsouth.com


  BELLSOUTH PROVIDES RECAST FINANCIALS REFLECTING TREATMENT OF LATIN AMERICA AS
                            DISCONTINUED OPERATIONS

       Updates guidance for 2004 pension and post-retirement benefit costs

Atlanta, GA. - On March 8, 2004, BellSouth Corp. [NYSE: BLS] announced a definitive agreement to sell its interests in its 10 Latin American operations to Telefonica Moviles, the wireless affiliate of Telefonica, S.A. Following generally accepted accounting principles (GAAP), the company's financial statements will reflect results for the Latin American segment as Discontinued Operations beginning in the first quarter of 2004. The operational results and other activity, including the gain on disposition, associated with the Latin American segment will be presented on one line item in the income statement separate from Continuing Operations. In addition, BellSouth will no longer include the results related to its Latin American segment in normalized results.

To help familiarize investors with the new presentation format before the first quarter earnings release, BellSouth is providing eight quarters of history for both the consolidated income and cash flow statements on its web site at www.bellsouth.com/investor.

Separately, BellSouth is also updating its 2004 guidance with respect to combined pension and retiree medical costs. In December 2003, the Medicare Prescription Drug Act was signed into law. The Act allows companies who provide certain prescription drug benefits for retirees to receive a federal subsidy beginning in 2006. BellSouth previously accounted for the subsidy provided under the Act as a plan amendment under SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." Effective January 1, 2004, BellSouth will treat the subsidy as an actuarial gain. The effect of this change will result in the benefit being recognized over a longer period of time, thus changing our estimate of the impact of retiree medical costs in 2004.

In January, BellSouth provided guidance indicating that the incremental year-over-year impact of combined pension and retiree medical costs would be an increase to 2004 earnings per share of 7 cents. As a result of the change described above, the expected year-over-year annual increase is now expected to be approximately 1 cent per share.




About BellSouth Corporation
BellSouth Corporation is a Fortune 100 communications services company headquartered in Atlanta, Georgia. BellSouth serves nearly 50 million local, long distance, Internet and wireless customers in the United States and 12 other countries.

Consistently recognized for customer satisfaction, BellSouth provides complete communications solutions to the residential and business markets. In the residential market, BellSouth offers DSL high-speed Internet access and long distance, advanced voice features and other services. The company's BellSouth AnswersSM package combines local and long distance service with an array of calling features; wireless data, voice and e-mail services; and high-speed DSL or dial-up Internet service and Cingular Wireless. In the business market, BellSouth serves small, medium and large businesses providing secure, reliable local and long distance voice and data networking solutions. BellSouth also provides online and directory advertising services through BellSouth(R) RealPages.comSM and The Real Yellow Pages(R).

BellSouth owns 40 percent of Cingular Wireless, the nation's second largest wireless company, which provides innovative wireless voice and data services.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; (v) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations web site, www.bellsouth.com/investor.